Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 13, 2012, relating to the financial statements of YY Inc. (the “Company”), which appears in the Company’s final prospectus dated November 20, 2012 for the Company’s initial public offering filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act on November 21, 2012.

/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company
PricewaterhouseCoopers Zhong Tian CPAs Limited Company
Shanghai, the People’s Republic of China

March 6, 2013

      PricewaterhouseCoopers Zhong Tian CPAs Limited Company, 11/F PricewaterhouseCoopers Center

      2 Corporate Avenue, 202 Hu Bin Road, Huangpu District, Shanghai 200021, PRC

      T: +86 (21) 2323 8888, F: +86 (21) 2323 8800, www.pwccn.com